EXHIBIT 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS SECOND QUARTER 2007 RESULTS
Second Quarter Highlights:
•	Reported earnings per diluted share from continuing operations increased 17 percent to $0.62, from $0.53 per diluted share last year

•	Gross margin percentage improved 130 basis points to 23.0% due primarily to positive product mix changes

•	Guidance for full year 2007 earnings from continuing operations raised to $2.95 to $3.05 per diluted share on expected sales growth of 3 to 5 percent for full year 2007
     MINNEAPOLIS (July 17, 2007) — Polaris Industries Inc. (NYSE: PII) today reported second quarter net income from continuing operations of $22.9 million, or $0.62 per diluted share, for the quarter ended June 30, 2007. By comparison, 2006 second quarter net income from continuing operations was $22.7 million, or $0.53 per diluted share. Sales from continuing operations for the second quarter 2007 totaled $376.9 million, a decrease of two percent from last year’s second quarter sales from continuing operations of $384.3 million. Reported net income for the 2007 second quarter, including discontinued operations was $22.7 million, or $0.62 per diluted share compared to net income of $20.6 million, or $0.48 per diluted share in the second quarter of 2006.
     “Our second quarter 2007 results reflect our ongoing success in the execution of our 2007 business plan. We are pleased with the continued momentum that we witnessed during the second quarter, and expect these successes to drive results in the second half of the year,” commented Tom Tiller, Chief Executive Officer. “Despite continuing challenges in the overall North American core ATV market, the ATV inventory levels of Polaris dealers continued downward during the quarter. Our market share gains in the first half of 2007, increased sales of higher margin products and strong demand on new product introductions gives us confidence.”
     “The new Polaris products unveiled in January 2007 have been extremely well received by our dealers and customers. During the second quarter we began shipping the all new RANGER RZR™, a sporty recreational side-by-side vehicle. This product’s acceptance in the marketplace has exceeded our expectations. As a result, we have accelerated the start-up of production of the RANGER RZR™ while at the same time maintaining the high quality standards we expect in all our products,” added Mr. Tiller. “For the Victory Vision Street™ and Victory Vision Tour™, our all-new 2008 luxury touring motorcycles, our dealers have begun taking consumer deposits even though the new bikes won’t be available until the fall of this year. Here too, we are very pleased with the initial market reaction to this very significant new product in the luxury touring motorcycle category. We continue to remain encouraged by the growth we have experienced in our Victory business, despite the weaker overall motorcycle industry, and expect to begin production of our new Victory Vision bikes in the third quarter.”
     Mr. Tiller concluded, “Overall, we are pleased with the progress we have made to date in 2007; ATV dealer inventory levels continue to transition to acceptable levels and we have successfully launched two significant new products. We recognize that there is still a lot of work ahead of us, but we are energized by the positive momentum we created in the first half of the year.”
2007 Business Outlook
     Guidance for full year 2007 earnings from continuing operations has been raised slightly and is now expected to be in the range of $2.95 to $3.05 per diluted share compared to earnings from continuing operations of $2.72 per diluted share for the full year 2006 on expected sales growth in the range of three percent to five percent for the full year 2007. During the third quarter of 2007, the Company expects total sales to increase for the first time in the past eight quarters in the range of up six to nine percent as the RANGER side-by-side vehicle business, and particularly the new RANGER RZR™, continues to accelerate and the ATV dealer inventory reduction will be substantially complete. Third quarter 2007 earnings from continuing operations are expected to be in the range of $0.99 to $1.04 per diluted share, compared to earnings from continuing operations of $1.04 per diluted share for the third quarter of 2006. The third quarter 2007 earnings guidance contemplates that operating expenses will be higher compared to 2006 due to a significant increase in advertising expense for the launch of new 2008 model year products. In addition, operating expenses are expected to be higher in the third quarter 2007 due to higher performance based compensation expenses, a result of the Company’s improved financial performance in 2007 compared to 2006. Also, income from financial services in the third quarter of 2007 is expected to be lower than last year as our retail finance partner, HSBC, discontinued the financing of non-Polaris product at our dealers, effective July 1, 2007.

	Second Quarter ended			Six Months ended
Product line Information	June 30,			June 30,
(in thousands)	2007	2006	Change	2007	2006	Change
Snowmobiles	$4,419	$5,269	-16%	$7,332	$7,814	-6%
All-terrain Vehicles	282,057	286,679	-2%	504,544	530,280	-5%
Victory Motorcycles	28,983	27,844	4%	55,598	53,132	5%
Parts, Garments & Accessories	61,443	64,543	-5%	127,141	126,618	0%
Total Sales	$376,902	$384,335	-2%	$694,615	$717,844	-3%

     ATV (all-terrain vehicle) sales in the 2007 second quarter decreased two percent from the second quarter 2006. This decrease reflects the planned reduction in shipments of core ATVs to dealers in North America during the second quarter 2007 in our effort to assist dealers in reducing their inventory levels and the weak overall market conditions. Sales of the RANGER™ side-by-side vehicle product line during the second quarter remained solid with double digit growth in shipments and retail sales. Additionally, shipments to dealers of the new RANGER RZR™ began in the second quarter 2007 and have been extremely well received by consumers.
     Sales of Victory motorcycles increased four percent during the 2007 second quarter compared to the second quarter of 2006. The Victory business continues to grow while the overall motorcycle industry in North America has declined year-to-date. Additionally, the new 2008 Victory Vision™ models that were unveiled during the first quarter 2007 have been very well received in the marketplace with shipments to dealers expected to commence in the third quarter of this year.
     Parts, Garments, and Accessories sales decreased five percent during the 2007 second quarter compared to last year’s second quarter driven primarily by decreased sales of pre-season snowmobile related PG&A during the second quarter.
     Snowmobile sales totaled $4.4 million for the 2007 second quarter compared to $5.3 million for the prior year’s second quarter. The second quarter is historically a seasonally low quarter for snowmobile shipments with deliveries to dealers ramping up significantly in the second half of the year.
     Gross profit, as a percentage of sales, was 23.0 percent for the 2007 second quarter, an increase of 130 basis points from 21.7 percent for the second quarter of 2006. Gross profit dollars increased four percent to $86.6 million for the 2007 second quarter compared to $83.4 million for the second quarter of 2006. The gross profit margin and absolute dollar increase in gross profit was due to the positive impact of increased sales of higher gross margin products, such as RANGER side-by-side vehicles, and favorable foreign currency fluctuations during the second quarter of 2007, which were partially offset by increased sales promotion costs.
     Operating expenses for the second quarter 2007 increased 11 percent to $63.8 million compared to $57.6 million for the second quarter of 2006. Operating expenses as a percent of sales increased to 16.9 percent from 15.0 percent in the second quarter of 2006. The increased operating expenses during the second quarter can be partially attributed to additional selling and marketing expenses resulting from higher advertising costs that were necessary to become more competitive in certain segments of the ATV industry. Operating expenses were also impacted by elevated general and administrative expenses due to higher performance based compensation expenses as a result of the Company’s improved financial performance in 2007 as compared to 2006.
     Income from financial services increased 20 percent to $13.9 million in the 2007 second quarter, up from $11.5 million in the second quarter of 2006 primarily a result of the increased profitability generated from the retail credit portfolio with HSBC, and, in particular, the financing of non-Polaris products at Polaris dealerships. As a result of HSBC’s decision to discontinue financing of non-Polaris products, effective July 1, 2007, Polaris now expects the income from financial services generated in the second half of 2007 to be lower than that generated in the second half of 2006.
     Interest expense increased to $3.7 million for the 2007 second quarter compared to $2.0 million for the second quarter of 2006 due to higher debt levels and increased interest rates during the current year period.

     Gain on sale of manufacturing affiliate shares was $1.4 million for the second quarter of 2007 resulting from the second and final closing of the Company’s sale of its KTM Power Sports AG (“KTM”) investment under the terms of a previously announced agreement. Polaris now holds approximately 0.35 million KTM shares, representing slightly less than five percent of KTM’s current outstanding shares.
     Non-operating other income was $1.5 million in the second quarter of 2007 compared to a $0.8 million expense in the second quarter of 2006. The change was primarily due to the weakening U.S. dollar and the resulting effects of foreign currency transactions related to the international subsidiaries.
Financial Position and Cash Flow
     Net cash provided by operating activities of continuing operations for the second quarter of 2007 totaled $36.4 million compared to $52.1 million in the second quarter of 2006. Year-to-date ended June 30, 2007, net cash provided by operating activities of continuing operations totaled $21.6 million, an improvement of $12.6 million compared to $9.0 million in the first half of 2006. Increased accounts payable and accrued expenses compared to the same period last year were the primary contributing factors for the increase in net cash provided by operating activities during the first half of 2007. Borrowings under the credit agreement were $200.0 million at June 30, 2007, due to the utilization of a term loan to complete the accelerated share repurchase transaction in the fourth quarter of 2006. The Company’s debt-to-total capital ratio was 51 percent at June 30, 2007, compared to 21 percent at the same time last year. Cash and cash equivalents were $33.8 at June 30, 2007 compared to $10.6 million a year ago.
Share Buyback Activity
     As previously announced, during the fourth quarter 2006 the Company repurchased and retired 3.55 million shares of Polaris common stock through an accelerated share repurchase agreement. During the second quarter 2007 the Company repurchased and retired only a nominal number of shares related to employee stock incentive plans. The diluted weighted average shares outstanding for the second quarter and year-to-date periods ending June 30, 2007 were 14 percent lower than the comparable prior year periods. As of June 30, 2007, the Company has authorization from its Board of Directors to repurchase up to an additional 4.8 million shares of Polaris stock. Following the completion of the accelerated share repurchase transaction, which is anticipated to be no later than September 2007, Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss its second quarter 2007 financial results. Tom Tiller, CEO, and Mike Malone, Vice President Finance and CFO will host the conference call.

     To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada or 706-679-2596 internationally. The conference call will also be broadcast live over the Internet at www.polarisindustries.com (click on Our Company then Investor Relations).
A replay of the conference call will be available approximately two hours after the call concludes for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada or 706-645-9291 internationally. The Conference I.D. is 4158053.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(Financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Sales	$376,902	$384,335	$694,615	$717,844
Cost of Sales	290,321	300,906	543,099	567,023

Gross profit	86,581	83,429	151,516	150,821
Operating expenses
Selling and marketing	29,009	26,550	56,484	54,870
Research and development	17,707	20,710	36,258	37,207
General and administrative	17,055	10,294	32,546	26,118

Total operating expenses	63,771	57,554	125,288	118,195

Income from financial services	13,901	11,546	26,527	20,872

Operating Income	36,711	37,421	52,755	53,498

Non-operating Expense (Income):
Interest expense	3,744	2,035	8,524	3,548
Equity in (income) loss of manufacturing affiliates	(36)	222	(2)	(961)
Gain on sale of manufacturing affiliate shares	(1,382)	—	(6,222)	—
Other expense (income), net	(1,456)	816	(4,200)	99

Income before income taxes	35,841	34,348	54,655	50,812

Provision for Income Taxes	12,915	11,619	19,178	16,890

Net Income from continuing operations	$22,926	$22,729	$35,477	$33,922
Loss from discontinued operations, net of tax	(206)	(137)	(364)	(207)
Loss on disposal of discontinued operations, net of tax	—	(2,021)	—	(2,021)
Cumulative effect of accounting change, net of tax	—	—	—	407

Net Income	$22,720	$20,571	$35,113	$32,101

Basic Net Income per share
Continuing operations	$0.64	$0.55	$1.00	$0.82
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Loss on disposal of discontinued operations, net of tax	$—	$(0.05)	$—	$(0.05)
Cumulative effect of accounting change, net of tax	—	—	—	0.01

Net Income	$0.64	$0.50	$0.99	$0.77

Diluted Net Income per share
Continuing operations	$0.62	$0.53	$0.97	$0.79
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Loss on disposal of discontinued operations, net of tax	$—	$(0.05)	$—	$(0.05)
Cumulative effect of accounting change, net of tax	—	—	—	0.01

Net Income	$0.62	$0.48	$0.96	$0.75

Weighted average shares outstanding:
Basic	35,593	41,394	35,542	41,593

Diluted	36,754	42,575	36,653	42,850

All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	June 30, 2007	June 30, 2006
(In Thousands)	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$33,849	$10,563
Trade receivables, net	53,368	55,555
Inventories, net	267,858	241,302
Prepaid expenses and other	19,421	9,324
Deferred tax assets	58,324	55,584

Total current assets	432,820	372,328

Property and equipment, net	205,598	219,071
Investments in Finance Affiliate and Retail Credit Deposit	45,521	49,872
Investments in Manufacturing Affiliates	27,929	93,741
Deferred Income Taxes	3,282	1,693
Goodwill, net	25,737	25,345
Intangible and other assets, net	88	175

Total Assets	$740,975	$762,225

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$105,382	$93,814
Accrued expenses	218,445	213,730
Income taxes payable	12,470	11,657
Current liabilities of discontinued operations	4,287	2,623

Total current liabilities	340,584	321,824

Long term taxes payable	5,559	—
Borrowings under credit agreement	200,000	91,000

Total liabilities	$546,143	$412,824

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 35,715 and 40,545 shares issued and outstanding	$357	$405
Additional paid-in capital	—	—
Retained earnings	179,556	342,345
Accumulated other comprehensive income, net	14,919	6,651

Total shareholders’ equity	$194,832	$349,401

Total Liabilities and Shareholders’ Equity	$740,975	$762,225

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Six Months
(In Thousands)	Ended June 30,
(Unaudited)	2007	2006
Operating Activities:
Net income before cumulative effect of accounting change	$35,113	$31,694
Net loss from discontinued operations	364	2,228

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,067	30,782
Noncash compensation	10,573	7,534
Noncash income from financial services	(2,514)	(7,567)
Noncash income from manufacturing affiliates	(2)	(961)
Deferred income taxes	(904)	4,724
Changes in current operating items:
Trade receivables	10,447	22,795
Inventories	(37,325)	(39,281)
Accounts payable	4,710	(3,250)
Accrued expenses	(34,000)	(50,000)
Income taxes payable	14,089	2,230
Prepaid expenses and others, net	(4,997)	8,062

Net cash provided by continuing operations	21,621	8,990
Net cash flow (used for) discontinued operations	(439)	(4,885)

Net cash provided by operating activities	21,182	4,105

Investing Activities:
Purchase of property and equipment	(28,260)	(27,762)
Investments in finance affiliate	12,622	17,296
Proceeds from sale of shares of manufacturing affiliate	77,086	—

Net cash provided by (used for) investing activities	61,448	(10,466)

Financing Activities:
Borrowings under credit agreement	185,000	342,000
Repayments under credit agreement	(235,000)	(269,000)
Repurchase and retirement of common shares	(1,278)	(58,187)
Cash dividends to shareholders	(23,940)	(25,630)
Tax effect of exercise of stock options	1,009	1,698
Proceeds from stock issuances under employee plans	5,862	6,368

Net cash used for financing activities	(68,347)	(2,751)

Net increase (decrease) in cash and cash equivalents	14,283	(9,112)

Cash and cash equivalents at beginning of period	19,566	19,675

Cash and cash equivalents at end of period	$33,849	$10,563

All periods reflect the classification of the Marine Division results as discontinued operations.